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                  CONSENT OF INDEPENDENT AUDITORS                   EXHIBIT 23.2


The Board of Directors and Stockholders
Exponent, Inc.:

We consent to incorporation herein by reference of our report dated January 24, 2001, relating to the consolidated balance sheets of Exponent, Inc. and subsidiaries as of December 29, 2000 and December 31, 1999, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 29, 2000, which report appears in the December 29, 2000 Annual Report on Form 10-K of Exponent, Inc.

KPMG LLP

/s/ KPMG LLP

Mountain View, California
August 17, 2001